Exhibit 99.1

Chelsea Therapeutics to Raise $18.2 Million in Registered Direct Offering

CHARLOTTE, NC, February 26, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced it has obtained commitments from institutional investors to purchase approximately $18.2 million of its common stock and warrants in a registered direct offering.

At closing, Chelsea will issue 6,700,000 million shares of its common stock at $2.72 per share along with warrants to purchase up to approximately 2.3 million additional shares of common stock. The warrants have a 3-year term and are exercisable at a price of $2.79 per share any time after the six-month anniversary of the date of issuance.

The net proceeds are expected to be approximately $16.8 million after offering expenses. The financing was led by funds affiliated with Venrock and is expected to close on or prior to March 5, 2010, subject to customary closing conditions.

Leerink Swann is serving as lead placement agent with Needham & Company, LLC, serving as co-placement agent in the offering. The shares are being offered pursuant to Chelsea’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Additional information and details with respect to the offering are included in a prospectus supplement that Chelsea has filed with the Commission. The registration statement and prospectus supplement may be obtained from the Commission’s website at www.sec.gov or from Chelsea by contacting Investor Relations at (704) 973-4231. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The securities may be offered only by means of the prospectus supplement and the related prospectus.

About Venrock

Venrock is a premier venture capital firm with offices in Palo Alto, New York, Cambridge, MA, and Israel. Originally established as the venture capital arm of the Rockefeller family, Venrock continues the eight-decade tradition of partnering with entrepreneurs to establish successful, enduring companies. Having invested $2.5 billion in nearly 450 companies resulting in more than 120 IPOs in 41 years, Venrock’s investment returns place it among the top tier venture capital firms that have achieved consistently superior performance. With a primary focus on technology, healthcare, and energy, portfolio companies have included Adify, Adnexus Therapeutics, Apple Computer, athenahealth, Centocor, Check Point Software, DoubleClick, Gilead Sciences, Idec Pharmaceuticals, Illumina, Intel, Ironwood, Millennium Pharmaceuticals, Sirna Therapeutics, StrataCom, and Vontu. For more information, please visit Venrock’s website at www.venrock.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including droxidopa, an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the completion of the registered direct offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856